SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549





                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934





                                  May 7, 1996
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)




                             CARDINAL HEALTH, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)






                OHIO                 0-12591              31-0958666
           (STATE OR OTHER         (COMMISSION           (IRS EMPLOYER
           JURISDICTION OF         FILE NUMBER)       IDENTIFICATION NO.)
           INCORPORATION)


                5555 GLENDON COURT, DUBLIN, OHIO             43016
            (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)       (ZIP CODE)



                                  (614) 717-5000
               (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)







         ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS
         -------   ------------------------------------

                   At special meetings of shareholders and stockhold-ers, respectively, held on April 26, 1996, the shareholders of Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and the stockholders of Pyxis Corporation, a Delaware corpo-ration ("Pyxis"), voted upon and approved and adopted an Agreement and Plan of Merger, dated as of February 7, 1996 (the "Merger Agreement"), by and among Pyxis, Cardinal, and Aztec Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"). Pursuant to the Merger Agreement, Subcorp was merged with and into Pyxis (the "Merger"), and each share of Pyxis common stock, $0.01 par value ("Pyxis Common Stock"), was converted into .406557 of a Cardinal common share, without par value ("Cardinal Common Shares"), with cash in lieu of fractional shares. It is an-ticipated that approximately 16,585,207 Cardinal Common Shares will be issued pursuant to the Merger to former stock-holders of Pyxis, inclusive of shares issuable upon exercise of options to purchase Cardinal Common Shares into which out-standing options to purchase Pyxis Common Stock were con-verted in the Merger. The Merger became effective at 9:00 a.m. on May 7, 1996. As a result of the Merger, Pyxis became a wholly owned subsidiary of Cardinal.

                   Pyxis designs, manufactures, markets and services unique, point-of-use systems which automate the distribution, management and control of medications and supplies in hospi-tals and other health care facilities. Through its acquisi-tion of Allied Pharmacy Management, Inc. in August 1995, Pyxis also provides pharmacy management services to hospitals and to long-term care and other healthcare providers.

                   Additional information concerning the Merger and the transactions related thereto is contained in Cardinal's Registration Statement on Form S-4 (Registration Number 333-01927) filed with the Securities and Exchange Commission (the "Commission") on March 25, 1996 and declared effective by the Commission on March 27, 1996.










         ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
         -------   INFORMATION AND EXHIBITS
                   -----------------------------------------

         (a)  Financial Statements of Pyxis Corporation
              -----------------------------------------

              (i)       Report of Independent Auditors


              (ii) Consolidated Balance Sheets as of December 31, 1995 and December 31, 1994

              (iii) Consolidated Statements of Income for the three years ended December 31, 1995

              (iv) Consolidated Statements of Stockholders' Eq-uity for the three years ended December 31, 1995

              (v) Consolidated Statements of Cash Flows for the three years ended December 31, 1995

              (vi)      Notes to Consolidated Financial Statements

              The above financial statements and report are set forth as Annex A hereto and are incorporated herein by this reference.

         (b)  Pro Forma Financial Information
              -------------------------------

              (i) Unaudited Pro Forma Combined Balance Sheet combining the consolidated balance sheet of Cardinal Health, Inc. as of December 31, 1995 with the consolidated balance sheet of Pyxis Corporation as of December 31, 1995 (incorpo-rated herein by reference to the information contained under the caption "Unaudited Pro Forma Combined Financial Information -- Unau-dited Pro Forma Combined Balance Sheet" on page 51 of the Joint Proxy Statement/ Prospectus of Cardinal and Pyxis dated March 28, 1996, filed by Cardinal with the Commission on March 29, 1996, pursuant to Rule 424(b) of the Securities Act of 1933, as amended).

              (ii) Unaudited Pro Forma Combined Statements of Earnings combining the consolidated statements of earnings of Cardinal Health, Inc. for the fiscal years ended June 30, 1995, June 30, 1994 and March 31, 1993 and for the six months ended December 31, 1995 and December 31, 1994




                        with the consolidated statements of income of Pyxis for the twelve month periods ended June 30, 1995, June 30, 1994 and March 31, 1993 and for the six month periods ended December 31, 1995 and December 31, 1994 (incorporated herein by reference to the information con-tained under the caption "Unaudited Pro Forma Combined Financial Information -- Unaudited Pro Forma Combined Statements of Earnings" on pages 52 through 56, inclusive, of the Joint Proxy Statement/Prospectus of Cardinal and Pyxis dated March 28, 1996, filed by Cardinal with the Commission on March 29, 1996, pursuant to Rule 424(b) of the Securities Act of 1933, as amended).

              (iii) Notes to Pro Forma Combined Financial Informa-tion (incorporated herein by reference to the information contained under the caption "Unau-dited Pro Forma Combined Financial Information -- Notes to Pro Forma Combined Financial In-formation (Unaudited)" on pages 57 through 60, inclusive, of the Joint Proxy Statement/ Prospectus of Cardinal and Pyxis dated March 28, 1996, filed by Cardinal with the Commission on March 29, 1996, pursuant to Rule 424(b) of the Securities Act of 1933, as amended).

         (c)  Exhibits
              --------

              23.1      Consent of Ernst & Young LLP.

              99.1 Pages 51 through 60, inclusive, of the Joint Proxy Statement/Prospectus of Cardinal and Pyxis dated March 28, 1996, filed by Cardinal with the Commission on March 29, 1996, pursuant to Rule 424(b) of the Securities Act of 1933, as amended (incorporated by reference herein).

























                                                                 ANNEX A


                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




         The Board of Directors and Stockholders
         Pyxis Corporation

         We have audited the accompanying consolidated balance sheets of Pyxis Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsi-bility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pyxis Corporation at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                       /s/ Ernst & Young LLP
                                                       ERNST & YOUNG LLP


         San Diego, California
         January 30, 1996,
           except for Note 6, Note 7 ("Stockholder Rights Plan"), and Note 13, for which the date is February 7, 1996









                                PYXIS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                       ASSETS
                                                         December 31,
                                                       ----------------
                                                        1995      1994
                                                       ------     -----

         Current assets:
           Cash and cash equivalents...............   $23,618   $16,962
           Short-term investments..................    60,443    62,504
           Accounts receivable, less allowance
             for doubtful accounts of $1,307 and
             $66 in 1995 and 1994, respectively....    25,295     9,973
           Net investment in sales-type leases.....    33,913    21,486
           Inventories.............................    19,965     9,753
           Deferred income taxes...................     8,964     9,750
           Other current assets....................     3,424     2,314
                                                     --------  --------
             Total current assets..................   175,622   132,742

         Furniture and equipment, net..............    14,731     7,360
         Net investment in sales-type leases, less
           current portion.........................    99,557    68,214
         Intangibles, net..........................    42,553     2,933
         Prepaid service fees and other............     3,755       970
                                                     --------  --------
                                                     $336,218  $212,219
                                                     ========  ========


                        LIABILITIES AND STOCKHOLDERS' EQUITY

         Current liabilities:
           Accounts payable........................   $ 7,452   $ 4,230
           Accrued compensation and employee
             benefits..............................     2,940     2,504
           Accrued marketing fees..................       956       567
           Accrued liabilities.....................     8,088     2,930
           Short-term debt.........................    42,270         -
           Current portion of long-term debt.......     2,962        92
                                                     --------  --------
             Total current liabilities.............    64,668    10,323

         Long-term debt, less current portion......     2,943        86
         Marketing fees and other liabilities......     4,502     2,933
         Deferred income taxes.....................    66,773    45,296

         Commitments and contingencies
         Stockholders' equity:
           Convertible preferred stock, $.01 par
             value:
             10,000,000 shares authorized, none
               issued and outstanding at
               December 31, 1995 and 1994 .........         -         -
           Common stock, $.01 par value:
             100,000,000 shares authorized,
               36,501,315 and 35,725,565 issued
               and outstanding at December 31, 1995
               and 1994, respectively..............       365       357
           Additional paid-in capital..............    99,854    92,729
           Unrealized loss on available-for-sale
             securities, net of tax................      (217)   (1,976)
           Retained earnings.......................    97,330    62,471
                                                     --------  --------
             Total stockholders' equity............   197,332   153,581
                                                     --------  --------
                                                     $336,218  $212,219
                                                     ========  ========

                               See accompanying notes.









                                  PYXIS CORPORATION
                          CONSOLIDATED STATEMENTS OF INCOME
                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Year ended December 31,
                                        --------------------------------
                                         1995         1994        1993
                                        ------       -------    --------
         Revenues:
           Pyxis Systems............. $ 175,583    $ 142,059   $ 100,171
           Pharmacy Management ......    27,304            -           -
                                       --------     --------    --------
            Total revenues...........   202,887      142,059     100,171

         Cost of revenues:
           Pyxis Systems.............    56,818       38,211      28,237
           Pharmacy Management.......    16,683            -           -
                                       --------     --------    --------
            Total cost of revenues...    73,501       38,211      28,237
         Gross profit................   129,386      103,848      71,934

         Operating expenses:
           Selling, general and
            administration...........    64,892       41,825      30,264
           Reorganization expenses...     1,178            -           -
           Research, development and
            engineering..............     8,255        7,207       3,375
                                       --------     --------    --------
            Total operating expenses     74,325       49,032      33,639
                                       --------     --------    --------
         Income from operations......    55,061       54,816      38,295

         Other income (expense):
           Loss on sale of lease
            receivables..............    (5,026)      (4,065)          -
           Interest income...........    10,622        7,915       5,184
           Interest expense..........    (1,215)        (101)       (229)
                                       --------     --------    --------
            Total other income.......     4,381        3,749       4,955
                                       --------     --------    --------
         Income before income taxes..    59,442       58,565      43,250
         Provision for income taxes..    24,583       23,978      17,733
                                       --------     --------    --------
         Net income.................. $  34,859    $  34,587   $  25,517
                                       ========     ========    ========
         Net income per common share
           and common share
           equivalents............... $     .93    $     .92   $     .68
                                       ========     ========    ========
         Weighted average number of
           common shares and common
           share equivalents.........    37,620       37,556      37,396
                                       ========     ========    ========

                               See accompanying notes.








                                  PYXIS CORPORATION
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                               (AMOUNTS IN THOUSANDS)

                                                  Unrealized
                                                    loss on              Total
                        Common stock  Additional  available-            stock-
                     -----------------  paid in    for-sale   Retained holders'
                      Shares   Amount   capital   securities  earnings  equity
                     -------- -------- --------- ------------ --------  ------
    Balance at
    December 31,
    1992 ............ 34,418   $  344   $ 82,919 $      -    $ 2,370  $ 85,633

    Exercise of stock
    options and issu-
    ance of common
    shares for cash..    295        3      1,115        -          -     1,118
    Effect of Febru-
    ary 1994 stock
    split............    295        3          -        -         (3)        -
    Tax benefit relat-
    ed to employee
    stock options
    exercised........      -        -      3,694        -          -     3,694
    Net income.......      -        -          -        -     25,517    25,517
                      ------    -----    -------    -----     ------   -------
    Balance at
    December 31,
    1993............. 35,008      350     87,728        -     27,884   115,962

    Cumulative effect
    of adjustment for
    unrealized losses
    on available-for-
    sale securities,
    net of income tax
    of $32...........      -        -          -      (45)         -       (45)
    Exercise of stock
    options and issu-
    ance of common
    shares for cash..    639        7        901        -          -       908
    Effect of February
    1994 stock split      78        -          -        -          -         -
    Tax benefit related
    to employee stock
    options exercised      -        -      4,100        -          -     4,100
    Change in unrealized
    loss, net of income
    tax of $1,341....      -        -          -   (1,931)         -    (1,931)
    Net income.......      -        -          -        -     34,587    34,587
                      ------    -----     ------   ------     ------    ------
    Balance at
    December 31, 1994 35,725      357     92,729   (1,976)    62,471   153,581

    Exercise of stock
    options and issu-
    ance of common
    shares for cash..    776        8      4,083       -           -     4,091
    Tax benefit relat-
    ed to employee stock
    options exercised      -        -      2,955       -           -     2,955
    Change in unreal-
    ized loss, net of
    income tax of
    $(1,222).........      -        -          -   1,759           -     1,759
    Accelerated vesting
    of options.......      -        -         87       -           -        87
    Net income.......      -        -          -       -      34,859    34,859
                      ------   ------     ------   -----      ------    ------
    Balance at
    December 31,
    1995............. 36,501   $  365  $  99,854 $  (217)   $ 97,330 $ 197,332
                      ======   ======  ========= =======    ======== =========

                                      See accompanying notes.









                                  PYXIS CORPORATION
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (AMOUNTS IN THOUSANDS)

                                                    Year Ended December 31,
                                                   ------------------------
                                                   1995     1994      1993
                                                  ------   ------    ------
         OPERATING ACTIVITIES
         Net income ........................... $ 34,859  $ 34,587 $ 25,517
         Adjustments to reconcile net income to
          net cash provided by operating
          activities:
           Depreciation and amortization.......    3,952     1,834      795
           Provision for doubtful accounts.....      247       (96)     102
           Deferred income taxes...............   24,837    23,978   17,583
           Accelerated vesting of stock options       87         -        -
           Changes in operating assets and
            liabilities:
            Accounts receivable................   (8,272)   (6,800)  (2,076)
            Inventories........................   (5,749)   (5,285)    (149)
            Net investment in sales-type
              leases (1).......................  (42,217)  (38,199) (40,615)
            Other assets.......................   (3,221)   (2,739)    (471)
            Accounts payable and accrued
              liabilities......................    2,491     2,563    3,557
            Other liabilities..................    1,888     1,369    1,383
                                                   -----     -----    -----
         Net cash provided by operating activities 8,902    11,212    5,626


         INVESTING ACTIVITIES
         Payment for purchase of Allied, net of
           cash provided.......................  (26,982)        -        -
         Investment in equipment under operating
           leases and demonstration equipment..   (2,895)   (2,998)     278
         Purchase of furniture and equipment...   (4,714)   (2,622)  (1,221)
         Purchase of investments...............   (1,000) (147,534)(507,947)
         Sale of investments...................    5,042   128,826  481,696
         Maturity of investments...............        -     2,000   13,891
         Purchase of Lane Service Company......        -    (2,898)       -
         Other.................................      (66)      (29)      (5)
                                                   -----    ------   ------
         Net cash used in investing activities   (30,615)  (25,255) (13,308)

         FINANCING ACTIVITIES
         Proceeds from issuance of short-term
          debt incurred to finance Allied
          acquisition..........................   42,000         -        -
         Payments on short-term note payable...   (1,281)        -        -
         Repayment of long-term debt assumed in
          Allied acquisition...................  (16,500)        -        -
         Proceeds from long-term debt..........      237         -      409



         Payments on long-term debt............     (178)    (766)   (1,855)
         Proceeds from sales of common stock...    4,091       908    1,118

         Net cash provided by (used in) financing
          activities...........................   28,369       142     (328)
                                                  ------       ---    ------
         Increase (decrease) in cash and cash
          equivalents..........................    6,656  (13,901)   (8,010)
                                                   -----     -----    -----
         Cash and cash equivalents at beginning
          of period............................   16,962    30,863   38,873
                                                  ------    ------   ------
         Cash and cash equivalents at end of
          period............................... $ 23,618 $  16,962 $ 30,863
                                                ======== ========= ========

         SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
         (1) The Company has the ability to sell
               its sales-type lease receivable
               portfolio
         (2) Interest paid..................... $ 1,247  $    101  $    229
                                                =======  ========  ========
         (3) Note payable issued in conjunction
               with the repurchase of certain
               lease receivables............... $ 1,552  $      -  $      -
                                                =======  ========  ========

                                See accompanying notes.



                                PYXIS CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


         1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              General

              Pyxis Corporation (the "Company" or "Pyxis") is a Delaware corporation which was incorporated in May 1987, and oper-ates in two business segments: healthcare automation and information management ("Pyxis Systems") and pharmacy man-agement services ("Pharmacy Management"). Pyxis Systems involves the design, manufacture, marketing and servicing of unique, point-of-use systems which automate the distri-bution, management and control of medications and supplies in hospitals and other healthcare facilities located pri-marily in the United States and Canada. Pharmacy Manage-ment activities relate to Pyxis' wholly owned subsidiary, Allied Pharmacy Management, Inc. and its subsidiaries ("Allied"), acquired in August 1995, to provide pharmacy management services to hospitals, long-term care and other healthcare providers in the United States.

              Basis of Presentation

              The consolidated financial statements include the accounts of the Company, Pyxis Healthcare Systems, Inc., a wholly owned Canadian subsidiary, which commenced operations in July 1994, as well as the results of operations for Allied subsequent to the date of its acquisition. The results of Allied are not necessarily indicative of the results that may be expected for the entire year. All material inter-company balances and transactions have been eliminated in consolidation.

              Cash and Cash Equivalents

              The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

              Investments

              Investments consist primarily of U.S. Government securi-ties.

              Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Se-curities," which requires that management determine the appropriate classification of investments at the time of purchase and reevaluate such designation as of each





                                PYXIS CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995



              balance sheet date. At December 31, 1995, the Company considered all investments as available for use in its current operations, and therefore classified them as short-term, available-for-sale investments. Available-for-sale investments are stated at fair value, with unrealized gains and losses (if any), net of tax, reported as a sepa-rate component of stockholders' equity. Interest, divi-dends, and realized gains and losses and declines in value judged to be other than temporary are included in interest income. The cost of securities sold is based on the spe-cific identification method.

              Inventories

              Inventories are stated at the lower of cost (first-in, first-out method) or market.

              Furniture and Equipment

              Furniture and equipment is stated at cost and depreciated over the estimated useful lives of the assets (3 to 10 years) using the straight-line method.

              Intangibles

              Intangibles are stated net of accumulated amortization and are amortized over one to 35 years. The Company plans to assess the carrying amount of goodwill on a periodic basis and if the facts indicate that the intangible assets will not be recoverable, as determined based on undiscounted cash flows of the acquired business over the remaining am-ortization period, the Company's carrying value of the ac-quired intangibles will be reduced to their fair value.

              Concentration of Credit Risk

              The Company leases or sells its products and provides ser-vices primarily to hospitals and other healthcare facili-ties throughout the United States and Canada. Certain leases originated by the Company are sold on a limited re-course basis to its exclusive finance company. The Com-pany maintains a reserve for potential credit losses and such losses have been minimal. The Company invests its excess cash primarily in U.S. government securities and debt instruments of financial institutions and corpora-tions with strong credit ratings. The Company has estab-lished guidelines relative to diversification and maturi-ties that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The



                                PYXIS CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995




              Company has not experienced any material losses on its cash equivalents or investments.

              Revenue Recognition

              The Company's Pyxis Systems operations consist principally of manufacturing and leasing those systems under sales-type leases. In addition, the Company also sells its systems outright and leases them under operating lease contracts. Contract service and supplies for all Pyxis Systems are also provided.

              In accordance with generally accepted accounting prin-ciples, revenues are recognized from sales-type leases when the systems are installed, and/or the customer ac-cepts the system, and the lease term becomes noncancel-lable. Outright sales are recognized upon installation or delivery, and customer acceptance. Unearned income on sales-type leases is recognized using the interest method. Revenues from operating leases are recognized as earned over the term of the lease. Revenues from service con-tracts are recognized as earned over the term of the ser-vice contract. Supply revenue is recognized upon ship-ment.

              Pharmacy Management contract revenue is earned by the Com-pany, through Allied, in accordance with the individual contractual arrangements. Under such contracts, Allied charges the hospital under a monthly management fee ar-rangement, a capitated fee arrangement or based on a por-tion of the hospital's pharmacy charges to patients.

              For long-term care customers, Allied purchases, dispenses and delivers medications and supplies to the residents of long-term care facilities. In addition, Allied provides consulting services, clinical programs and on-call pharma-ceutical services to the long-term care facility's staff and attending physicians. Allied further provides infu-sion therapy products and various supplies eligible under the Medicare Part B insurance program. The Company records revenue as services are provided and products are delivered pursuant to various state Medicaid guidelines, the Medicare Part B insurance program guidelines and nego-tiated rates for private pay residents.

              Per Share Information

              Per share information is computed using the weighted aver-age number of common shares and common share equivalents outstanding which have a dilutive effect when



                                PYXIS CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995



              applying the treasury stock method. Common share equivalents result from outstanding options to purchase common stock.

              New Accounting Standard

              In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires impairment losses to be re-corded on long-lived assets used in operations when an in-dication of impairment is present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company does not believe, based on current circumstances, the effect of adoption of SFAS No. 121 will be material.

              Research and Development

              Research and development charged against operations for the years ended December 31, 1995, 1994 and 1993 was $4.1 million, $4.0 million and $1.7 million, respectively.

              Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires manage-ment to make estimates and assumptions that affect the amounts reported in the financial statements and ac-companying notes. Actual results could differ from those estimates.

              Reclassification

              Certain prior year balances have been reclassified to con-form to the 1995 presentation.


         2.   FINANCIAL STATEMENT DETAILS

              Short-Term Investments

              The following is a summary of available-for-sale invest-ments (in thousands):




                                       PYXIS CORPORATION
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                       DECEMBER 31, 1995


                                                             Gross    Estimated
                                                          Unrealized     Fair
                                                   Cost      Loss       Value
                                                  ------  ----------  ---------
              December 31, 1995
              U.S. Treasury Notes, maturing
                February 15, 1997..............   $ 60,808  $  (369) $ 60,439
              U.S. Corporate Securities........      5,957       --     5,957
                                                   -------  -------   -------
                                                  $ 66,765  $  (369) $ 66,396
                                                  ========  =======  ========
              December 31, 1994
              U.S. Treasury Notes, maturing
                February 29, 1996..............   $  5,034  $  (108) $  4,926
              U.S. Treasury Notes, maturing
                February 15, 1997..............     60,815   (3,241)   57,574
              Commercial Paper.................      4,028       --     4,028
                                                  -------- --------  --------
                                                  $ 69,877 $ (3,349) $ 66,528
                                                  ======== ========  ========

              The cost basis of short-term investments includes accrued interest receivable at December 31, 1995 and 1994. The U.S. Corporate Securities and Commercial Paper listed above are included in cash and cash equivalents on the balance sheet. Also, a $3,500 certificate of deposit in-cluded in short-term investments on the balance sheet is not included above as it is not classified as an available-for-sale investment. Purchases of available-for-sale investments totaled $22.8 million and $144 mil-lion during the quarter and the year ended December 31, 1995. During the quarter and the year ended December 31, 1995, certain available-for-sale investments were sold generating gross proceeds of $23.6 million and $140 mil-lion, respectively, and realized gains of $87,000 and $350,000, respectively. Unrealized holding losses on available-for-sale investments, included as a separate component of stockholders' equity, were $217,000 and $2.0 million at December 31, 1995 and 1994, respectively. Un-realized gains and losses are realized if the investments are sold prior to their maturity or, in the case of losses, if the decline in fair value below cost is deemed to be other-than-temporary. As discussed in Note 10 be-low, $42.8 million of the U.S. Treasury Notes serve as collateral for the $42.0 million short-term borrowing in-curred to finance the Allied acquisition.





                                PYXIS CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995



              Inventories

              Inventories are stated at the lower of cost (first-in, first-out method) or market and, at December 31, 1995, in-clude drugs and supplies acquired by Allied for use under both their acute and long-term care contracts. Invento-ries consist of the following (in thousands):

                                                   December 31,
                                                  ---------------
                                                    1995     1994
                                                  ------    -----

              Pharmaceuticals.................. $  5,026  $     -
              Purchased parts..................    5,133    4,583
              Finished goods...................    2,391      734
              Units in transit.................    7,415    4,436
                                                --------  -------
                                                $ 19,965  $ 9,753
                                                ========  =======

              Furniture and Equipment

              Furniture and equipment consist of the following (in thou-sands):



                                                   December 31,
                                                  ---------------
                                                    1995     1994
                                                  ------    -----

              Furniture, fixtures and office
                equipment...................... $ 10,048  $ 4,485
              Demonstration equipment..........    3,273    3,126
              Equipment under operating
                leases.........................    2,929    1,047
              Manufacturing equipment..........    1,676    1,080
              Leasehold improvements...........      739       79
              Pharmacy equipment...............    2,067        -
                                                --------  -------
                                                  20,732    9,817
              Less accumulated depreciation
                and amortization...............   (6,001)  (2,457)
                                                 -------  -------
                                                 $14,731  $ 7,360
                                                 =======  =======

              Accumulated depreciation for equipment under operating leases was $516,000 at December 31, 1995 and $313,000 at December 31, 1994.



                                PYXIS CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995




              Intangibles

              Intangibles relate primarily to goodwill associated with the Company's acquisition of Allied, as well as contracts and covenants not to compete associated with acquisitions made by Allied. Goodwill, contracts and covenants not to compete are amortized over periods of ten to thirty-five years, ten years, and one to five years, respectively. Intangibles consist of the following (in thousands):

                                                    December 31,
                                                -----------------
                                                   1995     1994
                                                --------- -------
              Goodwill......................... $ 34,085  $ 2,399
              Contracts........................    7,602        -
              Covenants not to compete.........    2,175      500
              Patents..........................      115      115
                                                --------  -------
                                                  43,977    3,014
              Less accumulated amortization....   (1,424)     (81)
                                                --------  -------
                                                $ 42,553  $ 2,933
                                                ========  =======

              Reorganization Expenses

              Reorganization expenses consist of costs incurred in the Company's reorganization and 4% workforce reduction which occurred during December 1995.

         3.   LEASING ARRANGEMENTS, AS LESSOR

              Sales-Type Leases

              Sales-type leases are for terms ranging up to five years. Lease receivables are generally collateralized by a security interest in the underlying assets. Information pertaining to the Company's net investment in sales-type







                                PYXIS CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

            leases is as follows (in thousands):

                                                     December 31,
                                                 -------------------
                                                   1995       1994
                                                 --------   --------

            Future minimum lease payments
              receivable....................... $ 159,678  $ 108,195
            Unearned income....................   (24,079)   (17,004)
            Estimated unguaranteed residual
              values...........................     1,182      1,373
            Allowance for doubtful accounts....    (3,311)    (2,864)
                                                 --------   --------
            Net investment in sales-type leases   133,470     89,700
            Less current portion...............   (33,913)   (21,486)
                                                 --------   --------
                                                 $ 99,557   $ 68,214
                                                 ========   ========

            Future minimum receipts under sales-type lease contracts for the years ending December 31 are as follows (in thousands):

                    1996............................. $  43,069
                    1997.............................    38,604
                    1998.............................    35,562
                    1999.............................    27,545
                    2000.............................    14,898
                                                      ---------
                                                      $ 159,678
                                                      =========

            Cash flow may be accelerated if the lease contracts are sold to third parties; accordingly the foregoing amounts may not represent actual future cash collections or payments (see Note
            5).

            Operating Leases

            The Company leases certain Pyxis Systems to customers under operating leases that are generally for periods of less than four years. Future minimum lease payments receivable under noncancellable operating leases for the years ending December 31 are as follows (in thousands):

                    1996............................. $  981
                    1997.............................    577
                    1998.............................    397
                    1999.............................    353
                    2000.............................    201
                                                      ------
                                                      $2,509
                                                      ======

                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995




         4. LEASING ARRANGEMENTS, AS LESSEE

            The Company leases its office and manufacturing facilities and certain office equipment under noncancellable operating leases. Certain of the leases are subject to normal escalation provisions. Future minimum lease payments for all leases with initial terms of one year or more for the years ending December 31 are as follows (in thousands):

                    1996............................ $  1,519
                    1997............................    1,538
                    1998............................      980
                    1999............................      105
                    2000............................       54
                                                     --------
                                                     $  4,196
                                                     ========

            Rent expense for the years ended December 31, 1995, 1994 and 1993 was $1.3 million, $494,000 and $362,000, respectively.


         5. FINANCING ARRANGEMENTS

            Since 1991, the Company has financed its working capital needs through the sale of certain of its lease receivables. In March 1994, the Company entered into a new five-year financing and servicing agreement with General Electric Capital Corporation ("GE Capital"), whereby GE Capital agreed to purchase a minimum of $500 million of the Company's lease receivables, provided that such lease receivables meet certain standards set by GE Capital and the total investment by GE Capital in Pyxis lease receivables at any one time not exceed $350 million. GE Capital owned $148 million in Pyxis lease receivables at December 31, 1995.

            Under the agreement, in the event of a default by a lessee, recourse is limited to an annual recourse pool established at 2.5% of the total financed amounts. At December 31, 1995 and 1994, these recourse pools were approximately $4.9 million and $3.0 million, respectively.

            The agreement also provides that GE Capital will perform administrative services for both GE Capital and Pyxis owned lease receivables on a fee basis and requires the Company, on a





                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995



            quarterly basis, to sell GE Capital an amount equal to fifty percent of the Company's newly originated lease receivables. Additional lease receivable sales may be made to GE Capital within the overall financing limits of the agreement.

            In January 1996, the Company entered into a one-year modification of the agreement with GE Capital. The modification requires 1996 lease receivable financing to be the greater of the stated volume under the agreement or $78.5 million. In exchange, GE Capital reduced its 1996 financing rate and provided an interest rate hedge at 9.76% on $39.3 million of the 1996 volume. The Company may enter into additional hedges related to its 1996 lease receivable financings. The Company may also elect to break all or part of these GE Capital hedge contracts for a variable break fee payable to GE Capital.

            Prior to 1994, the Company sold the majority of its sales-type lease receivables shortly after recording the corresponding sales revenue; consequently, any additional discount to arrive at the estimated realizable value from the sale of the lease receivables was also included in revenue from sales-type leases. Realized gains and losses from the ultimate sale of the receivables were immaterial.

            As of December 31, 1995 and 1994, aggregate net sales-type lease receivables sold associated with the funded lease agreements were $195 million and $146 million, respectively.

            Long-term debt is comprised primarily of notes payable to previous owners of companies acquired by Allied, with $3.0 million and $2.6 million due in 1996 and 1997, respectively. Payment requirements vary by note and interest rates range from 8.25% to 8.75%. Other long-term debt relates to miscellaneous capital lease obligations. Future minimum principal payments on long-term debt for the years ending December 31 are as follows (in thousands):

                    1996............................. $ 2,962
                    1997.............................   2,588
                    1998.............................     205
                    1999.............................     101
                    2000.............................      49
                                                      -------
                                                      $ 5,905
                                                      =======





                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995




         6. CONTINGENCIES

            Since February 7, 1996, four lawsuits have been filed by Pyxis stockholders in the Delaware Court of Chancery, New Castle County, each naming as defendants Cardinal Health, Inc. ("Cardinal"), Pyxis and individual members of Pyxis' Board of Directors. Each lawsuit, which purports to be a class action brought on behalf of Pyxis' stockholders, alleges that the consideration which Pyxis stockholders would receive pursuant to the proposed merger discussed in Note 13 is inadequate, and that the Pyxis directors have therefore breached their fiduciary duties owed to Pyxis' stockholders. The suits seek to enjoin the merger and to recover unspecified damages, attorneys' fees and other relief. The Company intends to vigorously defend these lawsuits. Based upon facts presently known, the Company believes it has meritorious defenses and that the resolution of these lawsuits will not have a material adverse effect on the Company's financial condition or results of operations. Accordingly, no liability that may occur has been provided for in the accompanying financial statements.


         7. STOCKHOLDERS' EQUITY

            Stock Option Plan

            The 1991 Stock Plan (the "Plan") provides for the sale of stock and the grant of stock options to employees, directors, consultants and advisors of the Company. Options may be designated as incentive stock options or nonstatutory stock options; however, incentive stock options may be granted only to employees of the Company. Options under the Plan have a term of up to ten years and must be granted at not less than the fair market value (par value for nonstatutory options) on the date of grant.

            Options granted pursuant to the Plan generally vest over four years. The aggregate number of shares authorized for issuance under the Plan is 7,100,000 shares. At December 31, 1995, options as to 2,410,310 shares were exercisable and options as to 598,204 shares were available for future grant.

            The following table summarizes stock option activity through December 31, 1995:





                                     PYXIS CORPORATION
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     DECEMBER 31, 1995


                                                                                Average
                                       Number of          Price per              price
                                        shares              share              per share
                                      ---------   ------------------------     ---------
   Outstanding at December 31, 1992   3,161,530   $   .0500  to   $ 16.8750     $  1.82
      Granted.......................  1,319,650   $ 16.9375  to   $ 37.3750     $ 25.83
      Exercised.....................   (548,224)  $   .0500  to   $ 20.4375     $   .77
      Cancellations.................    (33,812)  $   .0500  to   $ 20.4375     $  5.64
                                      ---------
   Outstanding at December 31, 1993   3,899,144   $   .0500  to   $ 37.3750     $ 10.03
      Granted.......................  1,204,775   $ 17.1875  to   $ 36.6250     $ 20.59
      Exercised.....................   (696,746)  $   .0500  to   $ 25.8750     $   .84
      Cancellations.................   (165,934)  $   .0500  to   $ 36.6250     $ 15.67
                                      ---------
   Outstanding at December 31, 1994   4,241,239   $   .0500  to   $ 37.3750     $ 14.31
      Granted.......................  1,498,729   $ 11.7500  to   $ 28.0000     $ 20.74
      Exercised.....................   (668,817)  $   .0500  to   $ 24.5000     $  3.75
      Cancellations.................   (531,160)  $   .0500  to   $ 37.3750     $ 27.84
                                      ---------
   Outstanding at December 31, 1995   4,539,991   $   .0500  to   $ 34.1875     $ 16.41
                                      =========

            Employee Stock Purchase Plan

            In March 1992, the Board of Directors and the stockholders of the Company approved an Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company or its subsidiaries with an opportunity to purchase common stock through payroll deductions. Under the ESPP, 300,000 shares of common stock have been reserved for issuance, subject to anti-dilution adjustments. All full-time employees are eligible to partici-pate in the ESPP after continuous employment with the Company or its subsidiaries for six months, except that the six-month waiting period did not apply to employees who enrolled in 1992. For the years ended December 31, 1995 and 1994, 79,907 and 47,770 shares, respectively, were issued under the ESPP. As of December 31, 1995, 92,433 shares are reserved for future issuance.

            Stockholder Rights Plan

            In August 1994, the Company adopted a Stockholder Rights Plan which provides for the distribution of a preferred stock purchase right ("Right") as a dividend for each share of common stock held of record at the close of business on August 24, 1994. Under certain circumstances involving an acquisition by any person or group of 15% or more of the Company's common stock, the Rights permit the holders (other than the 15% holder) to purchase the Company's common stock at a 50% discount upon payment of an exercise price of $225.00 (subject


                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995





            to adjustment) per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of the acquiring entity at a 50% discount. Under certain conditions, the Rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $.01 per Right. The Rights expire in August 2004.

            On February 6, 1996, the Pyxis Board of Directors approved an amendment of the Rights Agreement dated August 5, 1994 between Pyxis and First Interstate Bank (the "Rights Agreement") to, among other things, provide that the execution of the Merger Agreement between the Company and Cardinal and the granting of a Stock Option for Cardinal to purchase a number of shares of Pyxis common stock equal to approximately 19.9% of the number of shares outstanding at February 7, 1996, subject to adjustment under certain circumstances, exercisable upon the occurrence of certain events would not cause Cardinal to be an "acquiring person" as such term is defined in the Rights Agreement.


         8. SAVINGS PLANS

            On January 1, 1991, the Company established a 401(k) Savings Plan for substantially all of its employees who meet certain service and age requirements. The Savings Plan was amended and restated effective January 1, 1994. Participants may elect to defer up to 20% of their compensation per year. Each year the Company may provide a discretionary matching contribution. As of December 31, 1995, the Company had not made a contribution to the Savings Plan.

            Allied maintains a defined contribution plan (401(k) Plan) for substantially all of its employees who meet certain service and age requirements. Allied, at its discretion, can make contributions to such Plan of up to 5% of eligible compensation. No contribution was made for the period subsequent to the acquisition of Allied by the Company.


         9. INCOME TAXES

            Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.



                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995




            Significant components of the Company's deferred tax li-abilities and assets are as follows (in thousands):

                                                   December 31,
                                                ------------------
                                                   1995     1994
                                                --------  --------
            Deferred tax liabilities:
             Differences between financial
              reporting and tax recognition of
              revenues on lease contracts...... $ 109,292 $ 79,576
             Other, net........................       389        -
                                                 -------- --------
              Total deferred tax liabilities...   109,681   79,576

            Deferred tax assets:
             Difference between financial
              reporting and tax basis of
              assets...........................    19,002   13,215
             Difference between accrued and
              deductible expenses..............     4,102    2,427
             Unrealized investment loss........       151    1,373
             Net operating loss carryforwards..    30,357   28,669
             Research and development credit
              carryforwards....................     1,276      874
                                                 -------- --------
              Total deferred tax assets........    54,888   46,558
            Valuation allowance for deferred
              tax assets.......................    (3,016)  (2,528)
                                                 -------- --------
              Net deferred tax assets..........    51,872   44,030
                                                 -------- --------

              Net deferred tax liabilities..... $  57,809 $ 35,546
                                                 ======== ========

            A valuation allowance of $3.0 million and $2.5 million at De-cember 31, 1995 and 1994, respectively, has been provided against the deferred tax asset related to state tax loss car-ryforwards. Utilization of such carryforwards within the ap-plicable statutory periods is uncertain.

            At December 31, 1995 and 1994, approximately $10.7 million and $7.8 million, respectively, of the deferred tax assets relate to tax benefits associated with disqualifying dispositions of stock options. Such benefits are credited to additional paid-in capital when realized.



                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995





            Approximately $151,000 and $1.4 million of the deferred tax as-sets at December 31, 1995 and 1994, respectively, relate to un-realized losses on investments which are taken as a reduction against stockholders' equity.

            Significant components of the provision for income taxes are as follows (in thousands):

                                                 Year Ended December 31,
                                              ----------------------------
                                                1995      1994       1993
                                              --------   -------   -------
            Current:
             Federal......................... $   (190) $      -  $      -
             State...........................       44         -       150
                                              --------   -------  --------
              Total current (benefit)
              expense........................     (146)        -       150
                                              --------  --------  --------
            Deferred:
             Federal.........................   21,278    21,608    14,469
             State...........................    3,451     2,370     3,114
                                              --------  --------  --------
              Total deferred expense.........   24,729    23,978    17,583
                                              --------  --------  --------
            Total tax expense...............$   24,583  $ 23,978  $ 17,733
                                              ========  ========  ========

            The reconciliation of income tax computed at the federal statutory tax rate to income tax expense for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                   Year Ended December 31,
                                                 --------------------------
                                                  1995      1994      1993
                                                 ------    ------    ------

            Tax at U.S. statutory rate........   35.0%     35.0%     35.0%
            State income taxes, net of federal
             tax benefit......................    6.0%      6.0%      6.0%
            Research credits..................   (1.0%)    (1.5%)        -
            Other, net........................    1.4%      1.5%         -
                                               -------   -------    ------
                                                 41.4%     41.0%     41.0%
                                               =======   =======    ======

            At December 31, 1995, the Company had federal and state tax net operating loss carryforwards of approximately $79.6 million and


                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995




            $61.4 million, respectively. The difference between the federal carryforward and the tax loss carryforwards for state purposes is primarily attributable to the 50% limitation on loss carryforwards allocable to California. The state tax loss carryforwards began expiring in 1994. The federal tax loss carryforwards will begin expiring in 2002 unless previously utilized. The Company also has federal and California research and development tax credit carryforwards of $826,000 and $449,000, respectively, which begin expiring in 2004 unless previously utilized.

            Pursuant to Sections 382 and 383 of the Internal Revenue Code of 1986, use of a portion of the Company's net operating loss and credit carryforwards will be limited because a cumulative change in ownership of more than 50% within a three-year period occurred during 1992 and will also occur with the proposed merger discussed in Note 13. However, the Company does not believe such change will have a material impact upon the utilization of these carryforwards.

            The Company is currently under examination by the Internal Revenue Service for the three-year period ended December 31, 1994. The statute of limitations has expired for all years prior to that three-year period. The Company does not anticipate that the results of such audit, when resolved, will have a material impact on net income or operating results.

         10. ACQUISITION OF ALLIED PHARMACY MANAGEMENT, INC.

            On August 7, 1995, the Company acquired all of the issued and outstanding shares and rights to shares of Allied Pharmacy Management, Inc., a provider of pharmacy management services to hospitals and other healthcare providers, for $29.6 million in cash, and $1.2 million in transaction fees pursuant to the terms of the Stock Purchase Agreement dated as of June 15, 1995, as amended as of July 28, 1995, among the Company, Allied and the securityholders of Allied. The transaction, which was accounted for as a purchase, includes the acquisition of accounts receivable, inventories, property and equipment, and other tangible and intangible assets. The cost of the equity acquired, the transaction fees and the $16.5 million of long-term obligations paid off at closing were financed through the use of $5.3 million of available cash and a short-term borrowing of $42.0 million, collateralized by $42.8 million of U.S. Treasury Notes. Subsequent to the end of the year, the Company entered into new short-term borrowing arrangements with similar terms. The following unaudited pro forma data reflects the combined results of operations of the Company and Allied as though the acquisition had occurred on January 1, 1994:


                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995





                           PRO FORMA RESULTS OF OPERATIONS
                    (amounts in thousands, except per share data)
                                     (unaudited)

                                                     December 31,
                                                ---------------------
                                                   1995        1994
                                                ---------   ---------
            Revenues........................... $ 237,911   $ 188,653
            Net income......................... $  33,335   $  32,442
            Weighted average shares outstanding    37,620      37,556
            Earnings per share................. $    0.89   $    0.86

         11. BUSINESS SEGMENTS

            For purposes of understanding the financial statements, the Company's operations have been classified into the following industry segments:

            Pyxis Systems

            This segment includes healthcare automation and information management and consists primarily of activities relating to the Company's MEDSTATION and SUPPLYSTATION product lines. In the future, the ACCESS product line discussed in Note 13 will be included in Pyxis Systems as well.

            Pharmacy Management

            This segment includes pharmacy management services provided to hospitals and long-term care facilities and consists of the business operations of the Company's wholly owned subsidiary, Allied Pharmacy Management, Inc.















                                  PYXIS CORPORATION
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995



            Business segment financial data for the year ended December 31, 1995 is presented below (in thousands). As the Pharmacy Man-agement segment did not exist prior to the Company's August 1995 acquisition of Allied, comparative information is not presented for the years ended December 31, 1994 and 1993.

                                                     Year Ended
                                                  December 31, 1995
                                                  -----------------
            Sales
               Pyxis Systems......................... $ 175,583
               Pharmacy Management...................    27,304
                                                      ---------
                    Consolidated Total............... $ 202,887
                                                      =========

            Operating Profit
               Pyxis Systems.......................   $  66,775
               Pharmacy Management...................       206
                                                      ---------
                    Total Operating Profit...........    66,981
               Corporate revenues and expenses.......    (6,324)
               Interest Expense......................    (1,215)
                                                      ---------
                    Income Before Income Taxes        $  59,442
                                                      =========
            Identifiable Assets
               Pyxis Systems......................... $ 276,832
               Pharmacy Management...................    59,039
               Corporate.............................       347
                                                      ---------
                    Consolidated Total............... $ 336,218
                                                      =========

            Depreciation and Amortization
               Pyxis Systems......................... $   2,637
               Pharmacy Management...................     1,242
               Corporate.............................        73
                                                      ---------
                    Consolidated Total............... $   3,952
                                                      =========
            Capital Expenditures
               Pyxis Systems......................... $   4,291
               Pharmacy Management...................       264
               Corporate.............................       159
                                                      ---------
                    Consolidated Total............... $   4,714
                                                      =========



            Intersegment and foreign sales are insignificant. Identifiable assets by segment include the assets directly identified with those segments.

         12. QUARTERLY RESULTS OF OPERATIONS AND STOCK INFORMATION
             (UNAUDITED)

            The following is a summary of the quarterly results of opera-tions and Common Stock price ranges for the years ended Decem-ber 31, 1995 and 1994 (in thousands except per share and stock price data):




                                 PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 DECEMBER 31, 1995





                                                  Three Months Ended
                                      ------------------------------------------
                                       March 31 June 30 September 30 December 31
                                     ---------- ------- ------------ -----------
            1995
            ----
            Sales..................  $ 40,464  $ 44,610  $ 54,485   $   63,328
            Gross profit...........    28,268    30,371    33,985       36,762
            Net income.............     8,860     9,747     8,424        7,828
            Earnings per share.....      0.24      0.26      0.22         0.21
            Common stock price
             range:
              High.................    23.625    25.875    26.875       20.125
              Low..................    16.625    18.750    18.250       11.750

            1994
            ----
            Sales..................  $ 30,655  $ 34,632  $ 36,717    $  40,055
            Gross profit...........    22,167    25,322    26,426       29,933
            Net income.............     8,127     8,533     8,559        9,368
            Earnings per share.....      0.22      0.23      0.23         0.25
            Common stock price
             range:
              High.................    37.750    27.250    28.500       27.250
              Low..................    22.500    16.500    17.250       16.000

            The Company's Common Stock is traded in the Nasdaq National Market (the "NNM") under the symbol PYXS. The above prices reflect the high and low sale prices as reported on the NNM.


         13. SUBSEQUENT EVENTS

            Merger with Cardinal Health, Incorporated

            On February 7, 1996, the Company and Cardinal Health, Inc. ("Cardinal") executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly owned subsidiary of Cardinal will be merged into Pyxis and Pyxis will become a wholly owned subsidiary of Cardinal (the "Merger") in a stock-for-stock merger intended to quality as a tax-free reorganiza-tion within the meaning of section 368(a) of the Internal Rev-enue Code of 1986, as amended, and accounted for as a pooling-of-interests for financial reporting purposes. Under the terms of the Merger Agreement, stockholders of Pyxis will receive
            0.406557 Cardinal Common Shares for each share of Pyxis they own at the time the transaction is consummated, subject to adjustment under specified circumstances. In addition, options for Pyxis common stock will be converted into equivalent



                                  PYXIS CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1995





            options for Cardinal Common Shares, based upon the exchange ra-tio. In connection with the transaction, Pyxis has granted to Cardinal an option to purchase a number shares of Pyxis common stock equal to approximately 19.9% of the number of shares out-standing at February 7, 1996, subject to adjustment under cer-tain circumstances, exercisable upon the occurrence of certain events. The merger is expected to be completed by early sum-mer, subject to approval by stockholders of Pyxis and Cardinal, and the receipt of requisite regulatory approvals. In connec-tion with the transaction, certain Pyxis stockholders who are also directors of Pyxis entered into Support/Voting Agreements with Cardinal.

            All fees and expenses related to the agreement will be expensed as required under the pooling-of-interests accounting method. These expenses have not been reflected in the consolidated statements of income.

            Purchase of ACCESS Product Line

            On January 29, 1996, the Company acquired the ACCESS medication system product line and certain ancillary rights from Lionville Systems, Inc. ("Lionville") for $9.2 million in cash, $5.5 mil-lion in long-term obligations, and $105,000 in estimated trans-action fees pursuant to the terms of the Asset Purchase Agree-ment dated as of January 29, 1996 between the Company, Lion-ville, and certain of Lionville's owners. The transaction in-cludes the acquisition of inventories, certain contracts, pat-ents, and other tangible and intangible assets. The $9.2 mil-lion payment made at closing was financed through the use of available cash. Long-term obligations consist of $3.25 million in promissory notes bearing interest at 8.5% per annum, and $2.3 million in non-compete covenants and consulting agreements with certain of Lionville's owners. Payments on these obliga-tions will be made over the next five years.



















                                   SIGNATURE


                   Pursuant to the requirements of the Securities Ex-change Act of 1934, the Registrant has duly caused this re-port to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CARDINAL HEALTH, INC.


         Dated:  May 8, 1996           By: /s/ George H. Bennett, Jr.
                                          ---------------------------
                                          George H. Bennett, Jr.
                                          Executive Vice President,
                                            General Counsel and
                                            Secretary





                                 EXHIBIT INDEX


         Exhibit No.    Description
         -----------    -----------

         23.1           Consent of Ernst & Young LLP.

         99.1 Pages 51 through 60, inclusive, of the Joint Proxy Statement/Prospectus of Cardinal Health, Inc. (Commission File No. 0-12591) and Pyxis Corporation (Commission File No. 0-19973) dated March 28, 1996, filed by Cardinal with the Commission on March 29, 1996, pursuant to Rule 424(b) of the Securities Act of 1933, as amended (incorporated by reference herein).


                                                          EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the use of our report dated January 30, 1996, except for Note 6, Note 7 ("Stockholder Rights Plan"), and
         Note 13, for which the date is February 7, 1996, with respect to the consolidated financial statements of Pyxis Corporation included in this Current Report on Form 8-K of Cardinal Health, Inc., and to the incorporation by reference of the above referenced report into Cardinal Health, Inc.'s previously filed Registration Statement File No. 33-57223 on Form S-3 and Registration Statements File No. 33-20895, No. 33-38021, No. 33-38022, No. 33-42357, No. 33-52535, No. 33-
         52537, No. 33-52539, No. 33-64337, and No. 33-63283-01 on
         Form S-8.

                                            /s/ Ernst & Young LLP

                                            ERNST & YOUNG LLP



         San Diego, California
         May 3, 1996